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                                                                    EXHIBIT 10.1


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                               OPERATING AGREEMENT
                                       OF
                         MEDCATH OF LITTLE ROCK, L.L.C.

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                               OPERATING AGREEMENT
                                       OF
                         MEDCATH OF LITTLE ROCK, L.L.C.
                   A North Carolina Limited Liability Company


         THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM SUCH REGISTRATION SET FORTH IN THE SECURITIES ACT OF 1933 PROVIDED BY SECTION 4(2) THEREOF, NOR HAVE THEY BEEN REGISTERED WITH THE SECURITIES COMMISSION OF CERTAIN STATES IN RELIANCE UPON CERTAIN EXEMPTIONS FROM REGISTRATION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE OFFERED WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND IN A TRANSACTION WHICH IS EITHER EXEMPT FROM REGISTRATION UNDER SUCH ACTS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACTS.


         THIS OPERATING AGREEMENT (the "Agreement") of MedCath of Little Rock, L.L.C. (the "Company"), a North Carolina Limited Liability Company is made and entered into as of the 11th day of July, 1995, by and among the Company and MEDCATH OF ARKANSAS, INC., a North Carolina corporation ("MedCath"), as a Member and EACH OF THE OTHER PARTIES IDENTIFIED ON SCHEDULE A as Members (THE "INVESTOR MEMBERS").


                                    RECITALS

         The Company has been formed to develop, own and operate an acute care hospital which hospital shall be located in or near Little Rock, Arkansas and shall specialize in all aspects of cardiology and cardiovascular care and surgery which MedCath and the Investor Manager may agree upon.

                                    ARTICLE I

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the following definitions (unless otherwise expressly provided herein).

         1.1 "Affiliate" with respect to a Person, (i) any relative of such Person; (ii) any officer, director, trustee, partner, manager, employee or holder of any class of the outstanding voting securities or of an equity interest of such Person; or (iii) any corporation, partnership, limited liability company, trust, or any officer, director, trustee, partner, manager, employee or holder of ten


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percent (10%) or more of the outstanding voting securities or of an equity interest of any corporation, partnership, limited liability company, trust or other equity, controlling, controlled by, or under common control with such Person.

         1.2 "Agreement" shall mean this Operating Agreement, as amended from time to time.

         1.3 "Articles of Organization." The Articles of Organization of the Company, as filed with the Secretary of State of North Carolina as the same may be amended from time to time.

         1.4 "Capital Account" shall mean the amount of any actual or imputed contribution to the capital of the Company of each of the Members, including any value specifically assigned to any property or right, tangible or intangible, contributed by such Member to the capital of the Company, as the same may be (i) increased from time to time by such Member's share of income and gains for federal income tax purposes, (ii) decreased from time to time by distributions to such Member from the Company and by such Member's share of deductions or losses for Federal income tax purposes, (iii) increased and/or decreased by those other items required by the Code and the Regulations thereunder (items described in (i) and (ii) are subject to change from time to time to comply with the Code and the Regulations), and (iv) upon or in connection with (1) the liquidation of the Company, (2) a contribution of money or other property (other than a de minimis amount) to the Company by a new or existing member as consideration for an interest in the Company, or (3) a distribution of money or other property (other than a de minimis amount) by the Company to a retiring or continuing member as consideration for an interest in the Company, the capital accounts of all Members shall be increased or decreased to reflect a re-evaluation of all assets of the Company on its books and records in accordance with the requirements of Treasury Regulation ss. 1.704-1(b)(2)(iv)(f) or any successor regulatory or statutory provision, as of the date that the event occurs causing the capital accounts to be re-evaluated. For purposes of computing the amount of any item of income, gain, deduction, or loss to be reflected in the Member's Capital Accounts, the determination, recognition, and classification of any such items shall be the same as its determination, recognition, and classification for Federal income tax purposes (including any method of depreciation, cost recovery, or amortization used for this purpose); provided that if in any taxable year the Company has in effect an election under Section 754 of the Code, capital accounts shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m). Loans by a Member to the Company shall not be considered Capital Contributions. If any Member or Assignee shall advance funds to the Company in excess of the amounts required hereunder to be contributed by it to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member or Assignee, shall be treated solely as loans, and shall be payable or collectible only out of the Company assets in accordance with the terms and conditions upon which such advances are made.

         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Regulation. In the event MedCath shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed to comply with such Regulation, MedCath may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Articles VI or VII hereof upon the dissolution of the Company. In the


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event MedCath shall determine such adjustments are necessary or appropriate to comply with Regulation Section 1.704-1(b)(2)(iv), MedCath shall adjust the amounts debited or credited to Capital Accounts with respect to (i) any property contributed by the Members or distributed to the Members and (ii) any liabilities secured by such contributed or distributed property or assumed by the Members. MedCath shall also make any other appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b). In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

         1.5 "Capital Contribution" shall mean the gross amount of cash investment in the Company by each and all of the Members.

         1.6 "Cash Distributions" shall mean net cash distributed to Members resulting from Cash Flow from Operations or Cash from Sales or Refinancing, but shall not include cash distributed to MedCath as its Management Fee for services or any amount in repayment of loans made by the Members to the Company.

         1.7 "Cash Flow from Operations" shall mean net cash funds provided from operations of the Company or investment of any Company funds, without deduction for depreciation, but after deducting cash funds used to pay or establish a reserve for expenses, debt payments, capital improvements, and replacements and for such other items as MedCath reasonably determines to be necessary or appropriate.

         1.8 "Cash from Sales or Refinancing" shall mean the net cash proceeds received by the Company from or as a result of any Sale or Refinancing of property after deducting (i) all expenses incurred in connection therewith,
(ii) any amounts applied by MedCath in its sole and absolute discretion toward the payment of any indebtedness and other obligations of the Company, including payments of principal and interest on mortgages, (iii) the payment of any other expenses or amounts owed by the Company to other parties, and (iv) the establishment of any reserves deemed necessary by MedCath in its sole and absolute discretion. If the proceeds of any Sale or Refinancing are paid in more than one installment, each such installment shall be treated as a separate Sale or Refinancing for the purposes of this definition.

         1.9 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. "Regulations" shall mean rules, orders, and regulations issued pursuant to or under the authority of the Code. Any reference herein to a specific section(s) of the Code or Regulations shall be deemed to include a reference to any corresponding provision of future law.

         1.10 "Company" shall refer to MedCath of Little Rock, L.L.C. which shall be created upon the filing of the Articles of Organization with the Office of the Secretary of State of North Carolina, to be operated under the name MedCath of Little Rock, L.L.C., a North Carolina limited liability company, and to continue under this Agreement, as amended from time to time.

         1.11 "Economic Interest" shall refer to that portion of the Membership Interest of a Member in the economic rights and benefits of the Company, including but not limited to all


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Income, Loss and Cash Distributions. Such an Economic Interest will be measured by an amount equal to the percentage of the Member's Membership Interest in the Company as the same may be adjusted from time to time.

         1.12 "Economic Interest Owner" shall mean a person who has acquired a Member's Economic Interest but who has not become a Member.

         1.13 "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

         1.14 "Hospital" shall have the meaning provided in Section 2.3 hereof.

         1.15 "Income" or "Loss" shall mean, with respect to any fiscal year, the taxable income or taxable loss in such year or other period determined in accordance with Code Section 703(a) by the Company under the Code and Regulations including, without limitation, each item of income, credit, gain, loss, or deduction required to be separately stated pursuant to Code Section 703(a)(1), determined by the method of accounting then being utilized by the Company (provided it is permitted by the Code), applied on a consistent basis throughout the period for which taxable income or taxable loss is determined, adjusted to take into account (i) any tax exempt income received or accrued;
(ii) expenditures and losses referred to in Code Section 705(a)(2)(B), 267(a)(1), 707(b), and 709 which are not deductible, depreciable, or amortizable in computing net income or net loss; (iii) amounts of net income or net loss that would be recognized if property distributed in kind to a Member was sold to an unrelated person at fair market value on the date of distribution, and (iv) expenditures which reduce capital accounts under Regulation Section 1.704-1(b)(2)(iv) including, but not limited to, nonamortizable syndication expenses. To the extent the Company recognizes a tax deduction attributable to an amount included in Income or Loss under the preceding sentence, such amount shall not again be included in taxable income or taxable loss but shall be allocated among the Members in accordance with the allocation of the amount under the preceding sentence.

         1.16 "Investor Manager" shall refer to the Investor Member elected by Investor Members in accordance with Section 5.14 who shall serve as a Manager of the Company.

         1.17 "Investor Members" shall mean the Members other than MedCath listed on Schedule A attached hereto.

         1.18 "Majority Vote of Investor Members" shall refer to the affirmative vote, approval or consent of Investor Members holding a majority of the Membership Interests held by the Investor Members in the aggregate.

         1.19 "Majority Vote of Members" shall refer to the affirmative vote, approval or consent of Members holding sixty-seven percent (67%) of the Membership Interests in the aggregate.

         1.20 "Manager" or "Managers" shall refer to one or more managers designated pursuant to this Agreement. Pursuant to this Agreement and the Articles of Organization, no Member shall


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automatically be a manager by virtue of such Person's status as a Member.
Subject to Section 11.1(g) hereof, the Managers of the Company shall be MedCath and the Investor Manager. The powers, rights and duties of each Manager to manage the affairs of the Company are specified or designated in this Agreement.

         1.21 "Management Fee" shall mean the amounts payable to MedCath pursuant to Section 5.6(b)(ii) for services rendered in managing the operations of the Company.

         1.22 "MedCath" shall refer to MedCath of Arkansas, Inc. who shall serve as a Manager of the Company.

         1.23 "Member" shall refer to the organizers of the Company and each of the members identified in the then applying Schedule A attached hereto and incorporated herein by this reference. To the extent a Manager has purchased a Membership Interest in the Company, such Person will have all the rights of a Member with respect to such Membership Interest, and the term "Member" as used herein shall include a Manager to the extent he has purchased such Membership Interest in the Company. If a Person is already a Member immediately prior to the purchase or other acquisition by such Person of an Economic Interest or Membership Interest, such Person shall have all the rights of a Member with respect to such purchased or otherwise acquired Membership Interest or Economic Interest, as the case may be.

         1.24 "Membership Interest" shall mean all of a Member's rights in the Company, including without limitation the Member's share of the profits, losses and benefits of the Company, the right to receive distributions of the Company assets, any right to vote, any right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement or the North Carolina Act. The initial Membership Interest of each Member shall be listed on Schedule A and shall be based upon the pro rata Capital Contribution of each Member.

         1.25 "Minimum Gain" shall mean the excess, if any, of debt of the Company as to which no Member is personally liable over the Company's basis in the assets that secure such debt, and as such term is further defined in Temporary Regulation Section 1.704-1T(b)(4)(iv)(c).

         1.26 "North Carolina Act." The North Carolina Limited Liability Company Act, N.C. Gen. Stat.ss.57-1-01, et. seq.

         1.27 "Organization Expenses" shall mean those expenses incurred, either by the Company or for which the Company has agreed to make reimbursement, in connection with the formation of the Company including such expenses as: (i) registration fees, filing fees, and taxes; and (ii) legal fees incurred in connection with any of the foregoing.

         1.28 "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such individual or Entity where the context so permits.


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         1.29     "Prime Rate" means the rate of interest as of the relevant day or time period as announced by the First Union National Bank, N.A. or its successor in interest from time to time as its prime or reference rate.

         1.30 "Refinancing" means any borrowing incurred or made to recapitalize the Company or the equity investment in, or to refinance any loan used to finance the acquisition of property.

         1.31 "Sale" means the sale, exchange, involuntary conversion (other than a casualty followed by reconstruction), condemnation, or other disposition of property by the Company, except for dispositions of inventory items and personal property in the ordinary course of business and in connection with the replacement of such property.

         1.32 "Substitute Manager" shall mean a Manager who succeeds either MedCath or any of the Investor Manager with all of the specific rights and powers of such Manager under this Agreement.

         1.33 "Substitute Member" shall mean an assignee of a Member who has been admitted to the Company and granted all the rights of a Member in place of his or her assignor pursuant to the provisions of this Agreement. A Substitute Member, upon his or her admission as such, shall replace and succeed to the rights, privileges, and liabilities of the Member from whom he or she acquired his or her interest in the Company, to the extent of the Economic Interest assigned.

                                   ARTICLE II

              FORMATION AND AGREEMENT OF LIMITED LIABILITY COMPANY

         2.1 Company Formation. The Company will be formed upon the execution by MedCath and one other individual or entity on behalf of the Company of Articles of Organization which are then filed with the Secretary of State of North Carolina in accordance with the provisions of the North Carolina Act. MedCath shall execute or cause to be executed all other such certificates or documents, and shall do or cause to be done all such filing, recording, or other acts, as may be necessary or appropriate from time to time to comply with the requirements of law for the continuation and/or operation of a limited liability company in the State of North Carolina, the operation of a foreign limited liability company in the State of Arkansas and other documents to reflect the admission of additional Members to the Company. Any costs incurred by MedCath in connection with the foregoing shall be reimbursed promptly upon the completion of such action.

         2.2 Name of Company. The name of the Company is MEDCATH OF LITTLE ROCK, L.L.C., a North Carolina limited liability company.

         2.3 Purposes and Investment Objectives. The principal purposes of the Company are as follows:


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                  (a)      To develop, own and operate an acute care hospital
         specializing in all aspects of cardiology and cardiovascular care and surgery in Little Rock, Arkansas (the "Hospital") which would include, but not be limited to, the following:

                          (i) Services and facilities to meet all requirements of the State of Arkansas, Medicare, JCAHO and other credentialing or licensing bodies or agencies in order to have the Hospital licensed as a general acute care hospital and to perform cardiology and cardiovascular surgical services of every type or nature and to be eligible to obtain appropriate reimbursements therefore;

                          (ii) Approximately 101,000 square feet in a building to be constructed in accordance with plans and specifications approved by the Company;

                          (iii) Approximately 80 medical/surgical beds;

                          (iv) Four heart catheterization laboratories with available space for one additional heart catheterization lab;

                          (v) Two heart surgical suites with space for the development of one additional heart surgical suite;

                          (vi)  All appropriate support services and systems;

                          (vii) Appropriate equipment and services with respect
                  to the facilities described above and as otherwise reasonably necessary or appropriate for the diagnosis and treatment of cardiovascular disease, including but not limited to invasive and non-invasive cardiac testing, interventional treatment including percutaneous transluminal coronary angioplasty and atherectomy, and cardiac surgery which would include, but not be limited to, bypass grafts and valve surgery;

                  (b) To acquire the real property described in Section 3.6 and Schedule B attached hereto, and to construct a suitable building in which the Hospital shall be located;

                  (c) Any other purpose reasonably related to (a) and (b) above.

         2.4 Registered Office and Principal Place of Business; Registered Agent. The registered office and principal place of business of the Company shall be maintained at the offices of MedCath, whose mailing address is 7621 Little Avenue, Suite 106, Charlotte, Mecklenburg County, North Carolina 28226 or such other place in the State of North Carolina as MedCath shall designate. The Registered Agent of the Company shall be David A. Ward whose business office is identical with the registered office. MedCath shall promptly notify the Members of any changes in the principal place of business, the registered office, or the registered agent of the Company.

         2.5 Commencement and Term. The Company shall commence on the filing of the Articles of Organization in the Office of the Secretary of State of North Carolina, as required by Section 2.1 hereof, and shall continue until December 31, 2035, unless sooner terminated or


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dissolved as provided herein; provided, however, that the termination date may be extended for up to an additional forty (40) years in five (5) year increments upon the election of MedCath. In the event MedCath does not elect to extend the term hereof, the Investor Manager may instead elect to extend the term hereof, subject to MedCath's consent which shall not be unreasonably withheld or delayed.


                                   ARTICLE III

                        MEMBERS AND CAPITAL CONTRIBUTIONS

         3.1 Contributions of Members. The Members shall contribute capital as follows:

                  (a) MedCath shall own at least a fifty-one percent (51%) Membership Interest in the Company and shall contribute to the Company for its Membership Interest One Million Five Hundred Thirty Thousand Dollars ($1,530,000.00) (which amount has heretofore been contributed as capital to MedCath by MedCath Incorporated).

                  (b) The Investor Members shall own in the aggregate up to a forty-nine percent (49%) Membership Interest and shall contribute to the Company for their Membership Interests an amount, in the aggregate, of up to One Million Four Hundred Seventy Thousand Dollars ($1,470,000.00). The Membership Interests of the Investor Members shall be owned and determined based upon the Capital Contributions as shown on Schedule A attached hereto.

         The Members may be liable to the Company for amounts distributed to them as a return of capital as provided by the North Carolina Act. The Members shall not be required to contribute any additional capital to the Company except as provided in Section 3.5.

         3.2 Liability of Members - For Capital. The liability of each Member, as such, shall be limited to the amount of his agreed Capital Contribution as a Member.

         3.3 Members' Accounts and Withdrawals. An individual Capital Account shall be maintained for each Member in accordance with requirements of the Code and the Regulations promulgated thereunder for limited liability companies. It shall be credited initially with the amount of each Member's Capital Contribution and shall be increased by such Member's share of income and gain and any additional contributions at fair market value, decreased by such Member's share of distributions and losses, and increased and/or decreased by those other items required by the Code and the Regulations. No Member shall be entitled to withdraw or to make demand for withdrawal of any part of his or her Capital Account or to receive any distribution except as provided herein.

         3.4 Interest on Capital Contributions. No interest shall be paid on Capital Contributions.

         3.5 Additional Funding. If from time to time, MedCath reasonably determines that funds in addition to that contemplated by Sections 3.1 and 3.2 are necessary or appropriate for the development or operation of the Hospital, then:


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                  (a)      First, MedCath shall use commercially reasonable
         efforts to borrow such funds from a bank or other lender on terms and conditions reasonably acceptable to MedCath, or MedCath may, but shall not be required, to loan such funds to the Company at the Prime Rate plus one percent (1%) per annum which loan shall be secured by the Company's assets. Interest shall be paid monthly in arrears and principal shall be repaid as the Company has funds available therefore. All loans obtained hereunder shall be subject to the approval of the Investor Manager which approval shall not be unreasonably withheld or delayed;

                  (b) Second, if loans as provided in (a) above are not available, MedCath may request that the Members contribute additional capital to the Company pro rata according to their respective Membership Interests, provided however, such Capital Contributions shall be made only if MedCath and the Investor Manager approve such Capital Contributions. If additional Capital Contributions are so approved, each Member may elect whether or not to contribute its pro rata portion thereof. The other Investor Members may elect to contribute capital not contributed by any Investor Member hereunder. MedCath may then elect to contribute amounts which the Investor Members, in the aggregate, have not so contributed. Thereafter, MedCath shall reasonably adjust the Membership Interest of each Member (taking into consideration the Capital Contributions made by the Members in accordance with this Section 3.5) in the event any Member elects not to contribute capital pursuant to a capital call approved in accordance with this Section 3.5;

                  (c)      If funds are not available in accordance with (a) or
         (b) above, then MedCath may elect to dissolve the Company.

         3.6 Funds to be Held in Escrow. The Capital Contributions made by MedCath and by the Investor Member on or about the date hereof (the "Escrowed Funds") shall be immediately deposited into and retained in a bank account of the Company which shall require the joint signature of MedCath and the Investor Manager in order to make a withdrawal therefrom. If the Company has assigned to it or enters into a binding agreement entitling the Company to purchase an approximately 12 acre site fronting on South Shackleford Road in Little Rock, Arkansas as further described on Schedule B attached hereto within thirty (30) days from the date hereof, then MedCath and the Investor Manager shall withdraw the Escrowed Funds and allow them to be placed by MedCath into an operating account for the benefit of the Company. If such a binding agreement is not assigned to, nor entered into by, the Company within thirty (30) days from the date hereof, then the Escrowed Funds shall be returned pro rata to MedCath and the Investor Member and the Company shall be dissolved and this Agreement terminated.


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                                   ARTICLE IV

                     NAMES AND ADDRESSES OF INITIAL MEMBERS

         4.1      The names and addresses of the Members are as follows:

                            Name                            Address
                  MedCath of Arkansas, Inc.       7621 Little Avenue, Suite 106
                                                  Charlotte, NC  28226

                  See the Members listed on Schedule A attached hereto.


                                    ARTICLE V

                            MANAGEMENT OF THE COMPANY

         5.1 General Authority and Powers of MedCath. Subject to the terms and conditions of this Agreement, including but not limited to Section 11.1(g) hereof, MedCath shall have complete authority over and the exclusive control and management of the business affairs of the Company, provided, however, that certain actions and decisions of MedCath as specified herein shall be made with the approval of the Investor Manager, and decisions relating to medical and clinical practice at the Hospital shall be made exclusively by the Investor Manager and/or qualified medical personnel of the Hospital. Without limiting the generality of the foregoing, MedCath shall have the right and the power, if, as, and when it, from time to time, deems necessary or appropriate on behalf of the Company, subject only to the terms and conditions of this Agreement:

                  (a) To negotiate and execute on behalf of the Company all documents, instruments and agreements reasonably necessary or appropriate to lease, acquire and/or construct the Hospital and/or the real property on which the Hospital is or will be located, and to borrow funds to finance such lease, acquisition and/or construction (it being acknowledged that the Hospital may be an existing building or may be a newly constructed building), the material terms and conditions of which shall be subject to the approval of the Investor Manager which approval shall not be unreasonably withheld or delayed; provided that the selection of the site for the Hospital shall be subject to the approval of the Investor Manager;

                  (b) To prepare a budget for the development of the Hospital and thereafter, annual operating budgets;

                  (c) To acquire all appropriate equipment and supplies required from time to time in connection with the development and operation of the Hospital (the "Equipment") and loans or other financing therefor, provided however, material items of medical equipment shall be acquired with the approval of the Investor Manager which approval shall not be unreasonably withheld or delayed;


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

                  (d) The negotiation and execution of all such other agreements regarding the purchase of goods or services for the Hospital, provided however, any agreement involving physician services or any agreement for the expenditure of more than One Hundred Thousand Dollars ($100,000.00) by the Company which is not cancelable upon no more than ninety (90) days notice shall not be entered into without the approval of the Investor Manager which approval shall not be unreasonably withheld or delayed;

                  (e) With the approval of the Investor Manager which will not be unreasonably withheld or delayed, establish procedures for quality assurance, peer review and granting privileges to physicians with other specialties at the Hospital;

                  (f) To expend all or portions of the Company's capital and income in furtherance of or relating to the Company's business and purposes, including, but not limited to, payment of all ongoing operational expenses, payment of commissions, organization expenses, professional fees, rental fees, and management fees, and to invest in short-term debt obligations (including, but not limited to, obligations of Federal and state governments and their agencies, commercial paper, and certificates of deposit of commercial banks, or savings banks or savings and loan associations) such of the Company's funds as are temporarily not required for the development or operation of the Company and the payment of Company obligations;

                  (g) To employ or retain on such terms and for such compensation as MedCath may reasonably determine, such persons, firms, or corporations as MedCath may deem advisable, including without limitation qualified medical and other employees necessary or appropriate to operate the Hospital, attorneys, accountants, financial and technical consultants, supervisory managing agents, insurance brokers, brokers and loan brokers, appraisers, architects (who shall prepare for the Company a site plan which contemplates the inclusion of a medical office building) and engineers, who may also provide such services to MedCath, provided that physicians, senior administrator of the Hospital and other senior medical staff shall be hired or retained with the approval of the Investor Manager which shall not be unreasonably withheld or delayed; provided further, that the Investor Manager shall present to MedCath any concerns which they may have about the senior administrator of the Hospital from time to time and MedCath shall meet with the Investor Manager to discuss such concerns and to explore what actions should reasonably be taken by MedCath on behalf of the Company with respect thereto;

                  (h) Except to the extent the approval of the Investor Manager is expressly required elsewhere in this Section 5.1:

                           (A) To execute leases, deeds, contracts, rental agreements, construction contracts, sales agreements, and management contracts;

                           (B)      To exercise all rights, powers, and
                  privileges of the Company as lessee with respect to the Hospital or rights held by the Company;


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                           (C)      To consent to the modification, renewal, or
                  extension of any obligations to the Company of any person or of any agreement to which the Company is a party or of which it is a beneficiary;

                           (D) To execute in furtherance of any or all of the purposes of the Company, any deed, lease, deed of trust, security interest, mortgage, promissory note, bill of sale, assignment, contract, or other instrument purporting to purchase or convey or encumber in whole or in part the Equipment or the Hospital or other real or personal property of the Company;

                           (E) To prepay in whole or in part, refinance, recast, increase, modify, or extend any security interest, deed of trust, or mortgage affecting the Hospital and in connection therewith to execute any extensions or renewals thereof on the Hospital and to grant security interests in any of the Equipment or the Hospital;

                  (i) To adjust, compromise, settle, or refer to arbitration any claim against or in favor of the Company, and to institute, prosecute, and defend any actions or proceedings relating to the Company, its business, and properties;

                  (j) To acquire and enter into any contract of insurance which MedCath deems necessary or appropriate for the protection of the Company and MedCath, for the conservation of the Company or its assets, or for any purpose beneficial to the Company; however, neither MedCath nor its Affiliates shall be compensated for providing insurance brokerage services relating to obtaining such insurance;

                  (k) To prepare or cause to be prepared reports, statements, and other relevant information for distribution to the Members including annual reports;

                  (l) To open accounts and deposit and maintain funds in the name of the Company in banks or savings and loan associations; provided, however, that the Company's funds shall not be commingled with the funds of any other person;

                  (m) To cause the Company to make or revoke any of the elections referred to in Section 754 of the Internal Revenue Code of 1986 as amended or any similar provisions enacted in lieu thereof;

                  (n) To make all decisions related to generally accepted principles of accounting to be applied on a consistent basis and Federal income tax election;

                  (o) Except to the extent the approval of the Investor Manager is expressly required elsewhere in this Section 5.1, generally, to possess and exercise any and all of the rights, powers and privileges of a Manager under the North Carolina Act;

                  (p) To execute, acknowledge, and deliver any and all documents or instruments in connection with any or all of the foregoing;

                  (q) Except to the extent the approval of the Investor Manager is expressly required elsewhere in this Section 5.1, to modify or otherwise improve the Hospital;

                  (r) To manage, direct, and guide the operation of the Hospital, other than medical or clinical matters which shall be under the direction of the Investor Manager and other agreed upon qualified medical personnel, including all necessary acts relating thereto;

                  (s) With the approval of the Investor Manager not to be unreasonably withheld or delayed to establish minimum insurance requirements for all physicians practicing at the Hospital;

                  (t) To admit as Members additional investors who have been approved by the Investor Manager, which approval shall not be unreasonably withheld or delayed;

                  (u) Subject to Section 5.2(j), to sell assets of the Company.

                  (v) Subject to applicable law, in order to assure the availability to the Hospital of qualified physicians and to maintain the quality of medical services to be provided by the Hospital, the execution of a professional services agreement with Little Rock Cardiology Clinic, P.A., an Arkansas professional corporation ("LRCC"), under which the physicians of LRCC shall serve as the exclusive providers of cardiology and cardiovascular services, including cardiovascular surgery, to the Hospital. Such agreement shall provide that LRCC may, subject to the consent of MedCath which shall not be unreasonably withheld or delayed enter into subcontracts with other qualified cardiologists and cardiovascular surgeons who will assist LRCC in fulfilling its obligations to the Hospital. Any such subcontract shall be subject to and in accordance with the terms and conditions of the professional services agreement entered into between LRCC and the Hospital. All physicians of LRCC and any other physicians who provide such services to the Hospital must obtain medical staff membership and privileges in accordance with the bylaws and the reasonable rules and regulations adopted by the Hospital;

                  (w) To conduct a limited offering of the remaining Membership Interests in the Company in units of $10,000 each in accordance with applicable securities laws and to admit the purchasers of such units as Members of the Company in accordance with the terms of this Agreement;

                  (x) To sell to an Investor Member, for its fair market value, a portion of the real property described on Schedule B for the purpose of constructing a medical office building thereon.

         5.2 Restrictions on Authority of the Managers. The Managers shall not do any of the following:

                  (a)      Act in contravention of this Agreement;

                  (b) Act in any manner which would make it impossible to carry on the express business purposes of the Company;

                  (c) Commingle the Company funds with those of any other person or entity;

                  (d) Admit an additional Manager, except as provided in this Agreement;

                  (e) Admit an additional Member, except as provided in this Agreement;

                  (f) Alter the primary purposes of the Company as set forth in Section 2.3;

                  (g) Possess any property or assign the rights of the Company in specific property for other than a Company purpose;

                  (h) Employ, or permit the employ of, the funds or assets of the Company in any manner except for the exclusive benefit of the Company;

                  (i) Make any payments of any type, directly or indirectly, to anyone for the referral of patients to the Hospital in order to use the Hospital or to provide other services payable by Medicare or Medicaid;

                  (j) Sell all or substantially all of the assets of the Company or merge the Company without the approval of a Majority Vote of the Members.

         5.3      Duties of the Managers.  Each Manager shall do the following:

                  (a) Diligently and faithfully devote such of its time to the business of the Company as may be necessary to properly conduct the affairs of the Company and, in the case of MedCath, to perform the duties for which it will receive a Management Fee as provided in
         Section 5.6(b), or otherwise, however, each Manager shall not be required to devote its full time to such duties;

                  (b) Use its best efforts to cause the Company to comply with such conditions as may be required from time to time to permit the Company to be classified for Federal income tax purposes as a partnership and not as an association taxable as a corporation;

                  (c) In the case of MedCath file and publish all certificates, statements, or other instruments required by law for the formation and operation of the Company as a limited liability company in all appropriate jurisdictions;

                  (d) In the case of MedCath cause the Company to obtain and keep in force during the term of the Company fire and extended coverage and public liability and professional liability insurance with such issuers and in such amounts shall deem advisable, but in amounts not less (and deductible amounts not greater) than those customarily maintained with respect to the business equipment and property comparable to the Company's; and

                  (e) Have a fiduciary duty to conduct the affairs of the Company in the best interests of the Company and of the Members, including the safekeeping and use of all funds and assets, whether or not in its immediate possession and control, and it shall not employ or permit others besides Managers to employ such funds or assets in any manner except for the benefit of the Company.

                  (f) In the case of MedCath deliver to the Secretary of State of North Carolina for filing an annual report in accordance with the North Carolina Act and deliver to the Arkansas Secretary of State a qualification as a foreign limited liability company.

         5.4 Delegation by the Managers. Subject to restrictions otherwise provided herein, the Managers may at any time employ any other person, including persons and entities employed by, affiliated with, or related to the Managers to perform services for the Company and its business, and may delegate all or part of their authority or control to any such other persons, provided that such employment or delegation shall not relieve the Managers of their respective responsibilities and obligations under this Agreement or under the laws of the State of North Carolina nor will it make any such person a Member or Manager of the Company.

         5.5 Right to Rely Upon the Authority of the Managers. Persons dealing with the Company may rely upon the representation of the Managers that such Managers are managers of the Company and that such Managers have the authority to make any commitment or undertaking on behalf of the Company. No person dealing with the Managers shall be required to determine its authority to make any such commitment or undertaking. In addition, no purchaser from the Company shall be required to determine the sole and exclusive authority of any Manager to sign and deliver on behalf of the Company any instruments of transfer with respect thereto or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchaser shall have received written notice from the Company affecting the same.

         5.6      Company Expenses.

                  (a) In general, the Company's expenses shall be billed directly to and paid by the Company. The Company shall reimburse the Managers or their Affiliates for: (i) all Organization Expenses incurred by the Managers or their Affiliates in connection with the formation of the Company; (ii) the actual costs to the Managers or their Affiliates of goods, services, and materials used for and by the Company; and (iii) all reasonable travel and other out-of-pocket expenses incurred by the Managers in the development and management of the Company and its business. The reimbursement for expenses provided for in this Section 5.6(a) shall be made to the Managers or their Affiliates regardless of whether any distributions are made to the Members under Article VI and Article VII.

                  (b) The Company shall also pay the following expenses of the Company:

                           (i) All development and operational expenses of the Company, which may include, but are not limited to: the salary and related expenses of employees and staff of the Hospital, all costs of borrowed money, taxes, and assessments on the

                  Hospital, and other taxes applicable to the Company; expenses in connection with the acquisition, maintenance, leasing, refinancing, operation, and disposition of the Equipment, furniture and fixtures of the Hospital (including legal, accounting, audit, commissions, engineering, appraisal, and the other fees); the maintenance of the Hospital and its Equipment may be performed by MedCath or one of its Affiliates as long as the charges to the Company for such service are no greater than the charges for such service from a third party service provider;

                           (ii) In addition to reimbursements and other amounts due hereunder, a Management Fee equal to [***] ($[***]) per year due to MedCath which fees shall first accrue commencing on the first to occur of (the "Completion Date")
                  (X) the substantial completion of the construction of the Hospital if the Hospital is to be located in a new building (whether to be leased to or owned by the Company), or (Y) the closing of the purchase of the real property in which the Hospital is to be located if located in an existing building (either by the Company or by a third party who shall in turn lease such building to the Company) which fees shall be increased annually by the Consumer Price Index reasonably applied by MedCath on January 1st of each year;

                           (iii) A medical director's fee equal to Fifty Thousand Dollars ($50,000.00) per year to be paid to the medical director of the Hospital which fee shall first accrue commencing as of the Completion Date, which fee shall be increased annually by the Consumer Price Index reasonably applied by MedCath on January 1st of each year;

                           (iv) All fees and expenses paid to third parties for accounting, legal, documentation, professional, and reporting services to the Company, which may include, but are not limited to: preparation and documentation of Company bookkeeping, accounting and audits; preparation and documentation of budgets, cash flow projections, and working capital requirements; preparation and documentation of Company state and federal tax returns; and taxes incurred in connection with the issuance, distribution, transfer, registration, and recordation of documents evidencing ownership of a Membership Interest or Economic Interest in the Company or in connection with the business of the Company; expenses in connection with preparing and mailing reports required to be furnished to the Members or Economic Interest Owners for tax reporting or other purposes, including reports, if any, that may be required to be filed with any federal or state regulatory agencies, or expenses associated with furnishing reports to Members which MedCath deems to be in the best interest of the Company; expenses of revising, amending, converting, modifying, or terminating the Company or this Agreement; costs incurred in connection with any litigation in which the Company is involved as well as any examination, investigation, or other proceedings conducted by any regulatory agency involving the Company; costs of any computer equipment or services used for or by the Company; the costs of preparing and disseminating informational material and documentation relating to potential sale, refinancing, or other disposition of the Hospital or the Equipment.

[***] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

         5.7 No Management by Members. Other than the Managers, the Members shall take no part in, or at any time interfere in any manner with, the management, conduct, or control of the Company's business and operations and shall have no right or authority to act for or bind the Company except as set forth in this Agreement. The rights and powers of such Members shall not extend beyond those set forth in this Agreement and those granted under the Articles of Organization and any attempt to participate in the control of the Company in a manner contrary to the rights and powers granted herein and under the Articles of Organization shall be null and void and without force and effect. Subject to the decisions and judgement with respect to all professional medical or clinical matters of qualified medical personnel, MedCath, in conjunction with the Investor Manager where applicable, shall have the right to determine when and how the operations of the Company shall be conducted. The exercise by any other Member of any of the rights granted him or her hereunder shall not be deemed to be taking part in the control of the business of the Company and shall not constitute a violation of this section.

         5.8 Consent by Members to Exercise of Certain Rights and Powers by Managers. By its execution hereof, each Member expressly consents to the exercise by the Managers of the rights, powers, and authority conferred on the Managers by this Agreement.

         5.9      Other Business of Members.

                  (a) Subject to (b) below, any Member, including any Manager, may engage independently or with others in other business ventures of every nature and description, including without limitation the purchase of medical equipment, the rendering of medical services of any kind, and the making or management of other investments and neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures.

                  (b) As long as any Member owns a Membership Interest herein, and for a period of five (5) years after a Member ceases for any reason to own a Membership Interest in the Company, and with respect to an Affiliate who owns an equity interest in a Member, for a period of five (5) years after an Affiliate of a Member ceases to own an equity interest in such Member, neither a Member nor any of its respective Affiliates, shall hold, directly or indirectly, an investment or ownership interest in any entity which provides any of the services or facilities then being provided by the Hospital within a fifty (50) mile radius of the Hospital (the "Territory"), provided that no Member who is a physician shall be prohibited from: (A) engaging in his or her regular medical practice which may include nuclear imaging, ultrasound, cardiac rehabilitation and office based electro-physiology studies, but all only to the extent that these facilities exist and the services are provided as of the date hereof; provided that no such practice shall hereafter be expanded to include any other modalities or equipment which provide any of the services provided or reasonably expected to be provided by the Hospital, (B) engaging in, providing, or operating clinical laboratories and electrocardiograms, or (C) maintaining his or her staff privileges at any other hospital. In addition, MedCath may separately operate a mobile catheterization laboratory within the Territory, but only upon the written consent of a Majority Vote of Investor Members;

                  (c) The Members, including the Managers, have reviewed the term and geographical restrictions included in Section 5.9(b), and in light of the interests of the parties hereto, agree that such restrictions are fair and reasonable.

                  (d) If there is a breach or threatened breach of the provisions of this Section 5.9 of this Agreement, in addition to other remedies at law or equity, the non-breaching party shall be entitled to injunctive relief. The parties desire and intend that the provisions of this Section 5.9 shall be enforced to the fullest extent permissible under the law and public policies applied, but the unenforceability or modification of any particular paragraph, subparagraph, sentence, clause, phrase, word, or figure shall not be deemed to render unenforceable the remainder of this Section 5.9. Should any such paragraph, subparagraph, sentence, clause, phrase, word, or figure be adjudicated to be wholly invalid or unenforceable, the balance of this
         Section 5.9 shall thereupon be modified in order to render the same valid and enforceable and the unenforceable portion of this Section 5.9 shall be deemed to have been deleted from this Agreement.

                  (e) MedCath, the Company and the Investor Members agree that the benefits to any Investor Member hereunder do not require, are not payment for, and are not in any way contingent upon the referral, admission or any other arrangement for the provisions of any item or service offered by MedCath or the Company to patients of such Investor Member in any facility, laboratory, cardiac catheterization facility or other health care operation controlled, managed or operated by MedCath or the Company and nothing herein is intended to prohibit any party from practicing medicine at any other facility.

         5.10 Managers' Standard of Care. Each Manager shall act in a manner he, she or it believes in good faith to be in the best interest of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In discharging its duties, each Manager shall be fully protected in relying in good faith upon the records required to be maintained under this Agreement and upon such information, opinions, reports and statements by any of its other Managers, Members, or agents, or by any other person as to matters each Manager reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to members might properly be paid.

         5.11 Limitation of Liability. A Manager shall not be liable to the Company, its Members, or other Managers for any action taken in managing the business or affairs of the Company if he, she or it performs the duty of his, her or its office in compliance with the standard contained in Section 5.10. No Manager has guaranteed nor shall have any obligation with respect to the return of a Member's Capital Contribution or profits from the operation of the Company. Furthermore, no Manager, its Affiliates or its employees (collectively, its "Agents") shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member except loss or damage resulting from (a) gross negligence or intentional misconduct or (b) knowing violation of law or (c) a transaction for which such Manager or Agent received a personal benefit in violation of its obligations arising under this Agreement or (d) breach of the provisions of this Agreement.

         5.12     Indemnification of the Managers.

                  (a) The Manager and its Agents shall be indemnified by the Company against any losses, judgments, liabilities, expenses, including attorneys' fees and amounts paid in settlement of any claims sustained by them arising out of any action or inaction of the Manager or its Agents in its capacity as a Manager of the Company (or, in the case of an Agent, within the scope of the Manager's authority) to the fullest extent allowed by law, provided that the same were not the result of gross negligence, intentional misconduct, a knowing violation of law, a transaction for which such Manager or Agent received a personal benefit in violation of this Agreement or a breach of the provisions of this Agreement on the part of the Manager or an Agent and provided that the Manager or an Agent, in good faith, reasonably determined that such course of conduct was in the best interest of the Company; provided, however, that such indemnification and agreement to hold harmless shall be recoverable only out of Company assets. Subject to applicable law, the Company shall advance expenses incurred with respect to matters for which a Manager may be indemnified hereunder.

                  (b) If at any time, the Company has insufficient funds to furnish indemnification as herein provided, it shall provide such indemnification if and as it generates sufficient funds and prior to any cash distributions, pursuant to Article VI or Article VII hereof, to the Members.

         5.13 Election and Replacement of Investor Manager. In accordance with the procedures outlined in Section 10.1 herein, the Investor Members shall elect an Investor Manager to serve for one year terms or until its successors is duly elected. At any time, in accordance with Section 10.1, the Investor Members may replace the Investor Manager and elect a new Investor Manager.

         5.14 Role of Investor Manager. Notwithstanding anything herein to the contrary, the Investor Manager shall take no action nor make any decision on behalf of the Company except to the extent it is expressly authorized to do so under this Agreement in its capacities as Investor Manager.

         5.15 Purchase of Goods and Services from MedCath. Goods and services purchased from MedCath or its Affiliates shall be of substantially the same quality and price as could be obtained from an unrelated third party.

                                   ARTICLE VI

                          ALLOCATIONS AND DISTRIBUTIONS

         6.1 Allocations and Distributions of Cash Flow from Operations and Cash from Sales or Refinancing. After repayment of any loans made by the Members to the Company, Cash Flow from Operations and Cash from Sales or Refinancing shall be allocated, or distributed as Cash Distributions according to the Economic Interests of the Members and Economic Interest Owners which, subject to the provisions of Section 6.6 and Article VII, initially shall be in accordance with their respective Membership Interests shown on Schedule A attached hereto. Notwithstanding anything herein to the contrary no distributions shall be made to Members if prohibited by N.C.G.S. ss. 57C-4-06.

         6.2      Allocations of Income and Loss.

                  (a) Taxable gains shall be first allocated to those Members and Economic Interest Owners, if any, with negative capital accounts, pro rata according to their negative capital accounts, until all such accounts have been returned to zero.

                  (b) After the allocations are made pursuant to Section 6.2(a), all allocations and distributions of Income and Loss from whatever source shall then be made according to the Economic Interest of each Member and Economic Interest Owner.

                  (c) In accordance with Code Section 704(c) and the Regulations thereunder, Income and Loss with respect to that portion of the property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial fair market value used as the book value of the property by the Company.

         6.3 Capital Accounts. Notwithstanding anything in this Agreement to the contrary, no Member or Economic Interest Owner shall be entitled to any allocation of Loss if such allocation, would result in such Member or Economic Interest Owner having a negative Capital Account while any other Member or Economic Interest Owner has a positive Capital Account. In such event, the Losses shall be allocated to the Members or Economic Interest Owners with positive Capital Accounts until their Capital Accounts have been reduced to zero or until the negative amount in the Capital Accounts are proportionately the same as the negative accounts of the other Members or Economic Interest Owners as measured by their respective Economic Interests in the Company.

         6.4 Qualified Income Offset Provision. Any Member or Economic Interest Owner who unexpectedly receives an adjustment, allocation, or distribution as described in Regulation Section 1.704-1(b)(2)(ii)(d) at (4) to
(6), will be allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. This provision is intended to be a "qualified income offset" as defined in Regulation
Section 1.704-1(b)(2)(ii)(d), such Regulation being specifically incorporated herein by reference.

         6.5 Minimum Gain Chargeback. If there is a net decrease in Minimum Gain of the Company during any taxable year or other period, each Member or Economic Interest Owner shall be allocated, before any other allocation is made under Code Section 704(b) of Company items for such taxable year, an amount equal to the greater of (i) such Company's share of the net decrease in Minimum Gain allocable to the disposition of Company property subject to nonrecourse liability, or (ii) the deficit balance in such Member's or Economic Interest Owner's Capital Account. The items to be so allocated shall be determined in accordance with Temporary Regulation Section 1.704-1T(b)(4)(iv)(e). This provision is intended to be a "minimum gain chargeback" as described in Temporary Regulation Section 1.704-1T(b)(4)(iv)(e), such Regulation being specifically incorporated herein by reference.

         6.6      Time and Manner of Cash Distributions.

                  (a) Cash Flow from Operations and Cash from Sales or Refinancing (collectively, "Cash Distributions") shall be distributed to the Members and Economic Interest Owners as Cash Distributions according to the allocations set forth in Section 6.1 above, from time to time as follows. MedCath shall distribute any cash available for distribution quarterly, but shall retain such amounts as it may reasonably determine are required for the support of the operations of the Company or payment of Company obligations during a sixty (60) day period, plus amounts reasonably established as a reserve to replace capital assets.

                  (b) Subject to any limitations on Cash Distributions imposed by statute, but notwithstanding any other provision in this Agreement to the contrary, the Company and Members agree as follows:

                           (i) Subject to terms of this Section and to the extent the Company has such cash funds, the Company shall make pro rata Cash Distributions of money, based on ownership of Membership Interests, to pay the federal and state income taxes on the Income that is taxable to the Members under the applicable provisions of the Code;

                           (ii) The total amount required to be distributed shall be determined by conclusively presuming that all Income allocable to each Member will be taxed at the maximum federal rate (without regard to exemptions or phaseouts of lower tax rates) and the maximum State of Arkansas rate at which income of an individual can be taxed in the calendar year that includes the last day of the Company's taxable year;

                           (iii) The company shall make the distributions required in subsection (i) in a timely manner to allow the tax (including, without limitation, estimated tax payments) attributable to the Income allocable to any Member to be paid when due.

                           (iv) No provision in this Section shall cause the total distribution paid with respect to any Membership Interest to differ from the amounts paid with respect to any other Membership Interest.

                           (v) No provision of this Section shall be construed to limit the ability of the Company to make additional Cash Distributions to the Members out of the assets of the Company legally available for such payment.

                                   ARTICLE VII

                   TERMINATION AND DISSOLUTION OF THE COMPANY

         7.1 No Termination by Certain Acts of Member. Neither the transfer of interest, withdrawal from the Company, bankruptcy, insolvency, dissolution, liquidation or other disability, nor the legal incompetency of any Member shall result in the termination or dissolution of the Company or affect its continuance in any manner whatsoever.

         7.2 Dissolution of the Company. The Company shall be dissolved upon the happening of any of the following events, whichever shall first occur:

                  (a) The election by MedCath to dissolve the Company in accordance with the terms of Section 3.5(c) hereof;

                  (b) The death, insanity, bankruptcy, retirement (other than due to a failure of an Investor Manager to be re-elected as an Investor Manager), resignation (other than due to an Investor Manager's resigning from serving as a Manager while still remaining a Member) or expulsion of any member - manager, unless the Company is continued by the consent of not less than a majority in interest of the remaining Members within sixty (60) days after notice of such event, effective as of the date of such event. If there is no remaining Manager, the remaining Members owning at least 51% of the Membership Interests which are owned by the remaining Members shall elect a Substitute Manager who shall assume all of the rights and duties of MedCath under this Agreement (which Substitute Manager accepts such election);

                  (c) Upon the written agreement of MedCath and the Investor Manager;

                  (d) The expiration of the term of the Company as provided in Section 2.5 hereof;

                  (e)      The adjudication of bankruptcy of the Company;

                  (f) Upon the written consent of a Majority Vote of the Members;

                  (g) Except as otherwise expressly provided herein, the occurrence of any event which, under the North Carolina Act or any other law, causes the dissolution or termination of the Company under the law of the State of North Carolina;

                  (h)      In accordance with Section 3.6 hereof; and

                  (i) Upon the Majority Vote of Investor Members within forty-five (45) days of the occurrence of:

                           (i) The Company failing to acquire the real property identified on Schedule B attached hereto within six
                  (6) months from the date hereof;

                           (ii) The Company failing to commence construction (which shall mean the beginning of site preparation work under the construction contract) of the Hospital within nine (9) months from the date hereof; or

                           (iii) The Company failing to obtain financing from an unrelated third party for the Hospital on terms at least as favorable in all material respect to those set forth on Schedule C attached hereto within twelve (12) months from the date hereof.

         7.3      Dissolution and Final Liquidation.

                  (a) Upon any dissolution of the Company, the Company shall not terminate, but shall cease to engage in further business except to the extent necessary to perform existing contracts and preserve the value of its assets. Its assets shall be liquidated and its affairs shall be wound up as soon as practical thereafter by MedCath and the Investor Manager, or if for any reason there is no Manager, by another person (including a corporation, firm, or entity) designated by a Majority Vote of the Members. In winding up the Company and liquidating assets, MedCath, or other person so designated for such purpose, may arrange, either by itself or through others, for the collection and disbursement to the Members of any future receipts from the Hospital or other sums to which the Company may be entitled, or may sell the Company's interest in the Hospital and the Equipment to any person, including MedCath or any Affiliate thereof, on such terms and for such consideration as shall be consistent with obtaining the fair market value thereof.

                  (b) Upon any such dissolution and liquidation of the Company, the net assets, if any, of the Company available for distribution, and any cash proceeds from the liquidation of any such assets, shall be applied and distributed in the following manner or order, to the extent available:

                           (i) To the payment of or creation of reserves for all debts, liabilities, and obligations to all creditors of the Company (other than the Members or its Affiliates) and the expenses of liquidation;

                           (ii) To the payment of all debts and liabilities (including interest) owed to the Members or their Affiliates as a creditor; and

                           (iii) The balance according to the Members' and Economic Interest Owners' positive Capital Accounts after taking into account all other adjustments during the fiscal year in which liquidation occurs;

                  (c) The Members shall look solely to the assets, if any, of the Company for any return of their Capital Contributions and, if the assets of the Company remaining after payment or discharge of the Company's debts and liabilities, or provision therefor, are insufficient to return all or any part of the Capital Contributions, no Member shall have any right of recourse against the Managers or other Members or to charge the Managers or other Members for any amounts except as provided herein and except to the extent otherwise provided by the North Carolina Act and/or North Carolina law.

                  (d) Upon such dissolution, reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation.

                  (e) The Capital Accounts of the Members and Economic Interest Owners, as adjusted pursuant to Section 1.4, shall be utilized by the Company for the purpose of making distributions to those Members and Economic Interest Owners with positive balances in their respective capital accounts pursuant to Section 7.3(b). In making such distributions, MedCath or the person winding up the affairs of the Company shall distribute all funds available for distribution to the Members and Economic Interest Owners (after establishing any reserves that MedCath or the person winding up the affairs of the Company deems reasonably necessary pursuant to Section 7.3(b)) prior to the later of
         (a) the end of the taxable year in which the event occurs which caused the termination and dissolution of the Company, or (b) ninety (90) days after the occurrence of such event. MedCath in its sole discretion, or the person winding up the affairs of the Company, in his, her or its discretion, may elect to have the Company retain any installment obligations owed to the Company until collected in full so long as any portion of the reserves which are later determined to be unnecessary, and all collections on such installment obligations which are not deemed to be reasonably necessary by MedCath or the person winding up the affairs of the Company to add to such reserves are distributed as soon as practicable in accordance with the provisions of Section 7.3(b) as modified by this Section.

         7.4 Termination. Upon completion of the dissolution, winding up, distribution of the liquidation proceeds and any other Company assets, the Company shall terminate.

         7.5 Payment in Cash or in Kind. Any payments made to any Member pursuant to Section 7.3 hereof shall be made in cash unless the Company has been unable after good faith efforts to sell its property, in which event payment may also be made in property or partially in cash and partially in such property; provided, however, that the Members have no right to receive other than cash in return for their contributions.

         7.6 Good Will and Trade Name. Upon the dissolution of the Company the firm or trade name of the Company and any good will associated therewith shall become the sole property of MedCath, provided that distributions and allocations otherwise due to MedCath shall not be reduced as a result of MedCath becoming entitled to such assets.

         7.7 Termination of Noncompetition Covenants. Upon a dissolution of the Company, the Members shall have no continuing liability, or obligation under
Section 5.9(b) except that Section

5.9(b) shall continue to be binding: (a) upon a Member and its Affiliates whose breach of this Agreement caused or resulted in a dissolution of the Company; and
(b) on all Members and their Affiliates following a dissolution which occurs under Section 3.5(c) hereof.

                                  ARTICLE VIII

                REMOVAL OR WITHDRAWAL OF MANAGERS AND MEMBER AND
            TRANSFER OF MEMBERS' MEMBERSHIP AND/OR ECONOMIC INTERESTS

         8.1      Manager - Transfers.

                  (a) Except as provided in this Section 8.1, without the consent of a Majority Vote of Investor Members, MedCath shall not voluntarily withdraw from the Company as a Manager at any time prior to its termination, or transfer or assign any of its rights and duties as a Manager, provided that MedCath may assign its Membership Interest in the Company and its rights to be a Manager to any party who purchases all or substantially all of MedCath's and its subsidiaries' assets or capital stock if such purchaser assumes in writing the obligations of MedCath hereunder or to a party under control of, common control, or which controls, MedCath. MedCath may also assign its Membership Interest in the Company and its rights to be a Manager to a financial institution as collateral security for repayment of indebtedness for borrowed funds by MedCath or its Affiliates. In the event that MedCath desires to sell any Membership Interest and such sale is not in connection with the sale of all or substantially all of the assets or capital stock of MedCath and its subsidiaries, then the other Members shall first have an option to purchase such Membership Interest in accordance with the Right of First Refusal provided in Section 8.4.

                  (b) The Investor Manager may not assign its rights to be a Manager herein. Upon the withdrawal or resignation of an Investor Manager, a substitute therefore who must be an Investor Member may be elected by a Majority Vote of Investor Members.

                  (c) Any resignation or withdrawal by a Manager as a manager shall not constitute such Manager's withdrawal as a Member.

         8.2 Members' Right to Continue. If at any time there is no remaining Manager, a meeting of the Members shall be held at the principal place of business of the Company within forty-five (45) days after the happening of such event to consider whether to continue the Company on the same terms and conditions as are contained in this Agreement (except that the Managers may be different) and to select a Manager for the Company, or whether to wind up the affairs of the Company, liquidate its assets and distribute the proceeds therefrom in accordance with Article VII hereof. The Company may be continued and a new Manager (who accept such appointment) selected by the Members within ninety (90) days of the occurrence of the event described in Section 7.2(a). The new Manager shall execute, acknowledge, file or record (as appropriate) Articles of Organization and an Operating Agreement and such other documents as may be required by the North Carolina Act. The continuance of the Company pursuant to the terms of this Section 8.2 is conditioned upon (i) the amendment of the Articles of Organization to reflect the foregoing change and, if applicable, compliance by the Company with any notice provisions of the North Carolina Act and (ii) delivery to the withdrawing Manager of an indemnification agreement by the Company, in form and substance reasonably satisfactory to the withdrawing Manager, indemnifying and holding MedCath harmless against all future liabilities of the Company.

         8.3 Relationship with Substitute Manager. The relationship of the Members to any person or entity that has acquired the Membership Interest of either MedCath or the Investor Manager shall be governed by this Agreement. If the acquiring party was not theretofore a Manager, then such Substitute Manager shall have all the rights and powers of such Manager under this Agreement; provided, it assumes in writing the obligations of such Manager under this Agreement and any arising thereafter, and accepts and adopts all the terms and provisions of this Agreement in writing. The withdrawing Manager shall be liable for all of its covenants and obligations under this Agreement for all periods prior to its withdrawal until such liability is assumed by a Substitute Manager.

         8.4 Restrictions on Transfer by Investor Members. Except as otherwise set forth in this Section or in this Agreement, no Economic Interest and/or Membership Interest of an Investor Member or any portion thereof, shall be validly sold or assigned whether voluntarily, involuntarily or by operation of law, and no purported assignee shall be recognized by the Company for any purpose, unless such Economic Interest and/or Membership Interest shall have been transferred in accordance with the provisions of this Agreement and in compliance with such additional restrictions as may be imposed by MedCath to comply with requirements imposed by any Federal or state securities regulatory authority and unless MedCath's consent is obtained. In no event, however, shall an Investor Member transfer or sell all or any of its Economic Interest and/or Membership Interest to any party which, if a Member, would be in violation of
Section 5.9(b) hereof. Except as otherwise set forth in this Section or in this Agreement, an Investor Member may transfer, sell or assign his or her entire Economic Interest and/or Membership Interest if it has received the approval of MedCath, not to be unreasonably withheld, provided however: (a) the Company first for a period of fifteen (15) days, and thereafter the other Members for a period of fifteen (15) days shall have the right, but not the obligation, to purchase all, but not less than all, of the Economic Interest and/or Membership Interest proposed to be transferred, which right shall be exercisable on the terms and for the purchase price set forth in writing in a bona fide offer made for the Interests by a third-party (the "Right of First Refusal"), and (b) there shall have been filed with the Company a duly executed and acknowledged counterpart of the instrument making such assignment signed by both the assignor and assignee and such instrument evidences the written acceptance by the assignee of all of the terms and provisions of the Agreement, represents that such assignment was made in accordance with all applicable laws and regulations and the assignee shall have represented to the Company in writing that he, she or it meets the investor suitability standards established by his, her or its state of residence, or, in the absence thereof, the investor suitability standards established by the Company. MedCath shall use reasonable care to determine that transfers are in accordance with applicable laws and regulations, including obtaining an opinion of counsel to that effect. Any Member who is not a Manager who shall assign all its Membership Interest shall cease to be a Member of the Company, except that unless and until a Substitute Member is admitted in his or her stead, such assigning Member shall retain the statutory rights of an assignor of a Membership Interest under the North Carolina Act. Any Membership Interests acquired by the Company pursuant to Section 8.4 shall, subject to applicable law, be re-offered by the Company to suitable investors.

         8.5 Condition Precedent to Transfer of Economic Interest and/or Membership Interest. Notwithstanding anything herein to the contrary, no transfer of an Economic Interest and/or Membership Interest may be made if such transfer (a) constitutes a violation of the registration provisions of the Securities Act of 1933, as amended, or the registration provisions of any applicable state securities laws; (b) if after such transfer the Company will not be classified as a limited liability company for Federal income tax purposes; and (c) if when taken together with other prior transfers, results in a "termination" of the Company for Federal income tax purposes. The Company may require, as a condition precedent to transfer of an Economic Interest and/or Membership Interest, delivery to the Company, at the proposed transferor's expense, of an opinion of counsel satisfactory (both as to the counsel and substance of the opinion) to MedCath that the transfer will not violate any of the foregoing restrictions.

         8.6 Substitute Member - Conditions to Fulfill. No assignee of a Member's Membership Interest in the Company shall have the right to become a Substitute Member in place of his or her assignor unless, in addition to any other requirement herein, all of the following conditions are satisfied:

                  (a)      The Company has waived its right pursuant to Section
         8.4 to purchase the Membership Interest held by the assignee;

                  (b) The duly executed and acknowledged written instrument of assignment which has been filed with the Company sets forth that the assignee becomes a Substitute Member in place of the assignor;

                  (c) The assignor and assignee execute and acknowledge such other instruments as MedCath may deem reasonably necessary or desirable to effect such admission, including, but not limited to, the written acceptance and adoption by the assignee of the provisions of this Agreement;

                  (d) The written consent of MedCath to such substitution is obtained, which consent may be withheld in MedCath's sole and absolute discretion;

                  (e) The payment by the Member of all costs to the Company associated with the transaction, including but not limited to legal fees, transfer fees, and filing fees.

         8.7 Allocations Between Transferor and Transferee. Upon the transfer of a Member's Economic Interest or Membership Interest, all items of income, gain, loss, deduction and credit attributable to the Economic Interest or Membership Interest so transferred shall be allocated between the transferor and the transferee in such manner as the transferor and transferee agree at the time of transfer; provided such allocation does not violate federal or state income tax law. If MedCath, in its sole discretion, deems such laws violated, then such allocation shall be made pro rata for the fiscal year based upon the number of days during the applicable fiscal year of the Company that the Economic Interest or Membership Interest so transferred was held by the transferor and transferee, without regard to the results of Company activities during the period in which each was the holder, or in such other manner as MedCath deems necessary to comply with Federal or state income tax laws. Distributions as called for by this Agreement shall be made to the holder of record of the Economic Interest or Membership Interest on the date of distribution. Notwithstanding anything contained in this Agreement to the contrary, both the Company and MedCath shall be entitled to treat the assignor of any assigned Economic Interest or Membership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such assignor in reliance on the Company records as they exist until such time as the written assignment has been received by, and recorded on the books of, the Company. For purposes of this
Article VIII, the effective date of an assignment of any Economic Interest or Membership Interest shall be the last day of the month specified in the written instrument of assignment.

         8.8 Rights, Liabilities of, and Restrictions on Assignee. No assignee of a Member's Economic Interest or Membership Interest shall have the right to participate in the Company, inspect the books of account of the Company or exercise any other right of a Member unless and until admitted as a Substitute Member. Notwithstanding MedCath's failure or refusal to admit an assignee as a Substitute Member, such assignee shall be entitled to receive the share of income, credit, gain, expense, loss and deduction and cash distributions provided hereunder that is assigned to it, and, upon demand, may receive copies of all reports thereafter delivered pursuant to the requirements of this Agreement; provided, the Company shall have first received notice of such assignment and all required consents thereto shall have been obtained and other conditions precedent to transfer thereof shall have been satisfied. The Company's tax returns shall be prepared to reflect the interest of assignees as well as Members.

         8.9 Death of a Member. Heirs of Members shall be entitled to inherit the Membership Interests of a deceased Member, provided that upon a Member's death such interests shall be automatically converted to an Economic Interest only in the Company until such heir agrees in writing to all of the terms and conditions of this Agreement and such other reasonable terms as may be established by MedCath as a condition to such heir becoming a Member, in which event such interest shall again become a Membership Interest in the Company. Notwithstanding the previous sentence, within one hundred twenty (120) days of the Company first learning of the death of a Member, the Company shall have the option to purchase the Membership Interest of the deceased Member, and the estate of the deceased Member shall be obligated to sell such Membership Interest to the Company, in accordance with the terms of this Section 8.9. The Company may exercise its option by giving written notice thereof to the estate of the deceased Member, or the appropriate representative thereof, within such one hundred twenty (120) day period. The purchase price for such Membership Interest shall be equal to the greater of such Member's Capital Contributions or five (5) multiplied by the pretax net income (as reasonably determined by the Company's accountants) of the Company for the twelve (12) month period ending as of the calendar quarter most recently ended prior to the death of such Member multiplied by the percentage interest of such Member in the Company (the "Formula Purchase Price"). The purchase price shall be paid (the "Payment Method") in three (3) equal annual installments, the first third of which shall be paid upon the determination of the purchase price and the remaining two (2) installments of which shall be paid on the first and second anniversary of such date. The outstanding amounts due from the Company to the estate of the deceased Member shall bear interest at Prime Rate as of the date of such Member's death. Accrued interest shall be paid as of the dates payments of principal are due as provided above.

         8.10     Repurchase of Interests in Certain Event.

                  (a) In the discretion of MedCath, the Company may, but is not obligated to, repurchase a Member's Economic Interest or Membership Interest upon such Member's breach of the Member's obligations contained in Article III, Sections 5.9, 8.1(b), 8.4, 8.9, 12.11 and
         12.14 of this Agreement.

                  (b) Each Member agrees to sell its Membership Interest to the Company in the event MedCath elects to exercise the right of repurchase granted under Section 8.10(a) and the purchase price shall the lower of (x) the Capital Contribution of the Member less all amounts distributed to such Member by the Company, and (y) the fair market value of such Member's Membership Interest determined by an appraiser selected by MedCath and consented to by such Member, which consent shall not be unreasonably withheld or delayed.


                                   ARTICLE IX

                        RECORDS, ACCOUNTINGS AND REPORTS

         9.1 Books of Account. At all times during the continuance of the Company, MedCath shall maintain or cause to be maintained true and full financial records and books of account showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company's business and affairs including those sufficient to record the allocations and distributions required by the provisions of this Agreement.

         9.2 Access to Records. The books of account and all documents and other writings of the Company, including the Articles of Organization and any amendments thereto, shall at all times be kept and maintained at the registered office of the Company. Each Member or his or her designated representatives shall, upon reasonable notice to MedCath, have access to such financial books, records and documents and all documents and records located at the Hospital, subject however to patient privacy considerations during reasonable business hours and may inspect and make copies of any of them. Each Member may receive by mail, upon written request to the Company and at his or her cost, a list of the names and addresses of the Members and the percentage of Economic Interest held by each of them or such other information which may be obtained pursuant to requirements of the North Carolina Act.

         9.3      Bank Accounts and Investment of Funds.

                  (a) Except as provided in Section 3.6, MedCath shall open and maintain, on behalf of the Company, a bank account or accounts in a federally insured bank or savings institution as it shall determine, in which all monies received by or on behalf of the

         Company shall be deposited. All withdrawals from such accounts shall be made upon the signature of such person or persons as MedCath may from time to time designate.

                  (b) Except as provided in Section 3.6, any funds of the Company which MedCath may determine are not currently required for the conduct of the Company's business may be deposited with a federally insured bank or savings institution or invested in short-term debt obligations (including obligations of federal or state governments and their agencies, commercial paper, certificates of deposit of commercial banks, savings banks or savings and loan associations) as shall be determined by MedCath in its sole discretion.

         9.4 Fiscal Year. The fiscal year and accounting period of the Company shall end on September 30 of each year.

         9.5 Accounting Reports. Monthly financial reports produced by or for the Company shall be delivered monthly to the Investor Manager. As soon as reasonably practicable after the end of each fiscal year but in no event later than 120 days after the end thereof, each Member shall be furnished an annual accounting showing the financial condition of the Company at the end of such fiscal year and the results of its operations for the fiscal year then ended, which annual accounting shall be prepared on an accrual basis in accordance with generally accepted accounting principles applied on a consistent basis and shall be delivered to each of the Members promptly after it has been prepared. It shall include a balance sheet as of the end of such fiscal year and statements of income and expense, each Member's equity, and cash flow for such fiscal year. At MedCath's election the Company shall either be audited or such annual accountings shall be either reviewed or compiled by a firm of independent certified public accountants engaged by MedCath on behalf of the Company. The report shall set forth the distributions to the Members for such fiscal year and shall separately identify distributions from (i) operating revenue during such fiscal year, (ii) operating revenue from a prior period which had been held as reserves, (iii) proceeds from the sale or refinancing of the Equipment, and (iv) unexpended proceeds received from the sale of Membership Interests. MedCath shall also cause to be prepared and distributed to the Members monthly financial statements in a form and containing such information as reasonably determined by MedCath.

         9.6 Tax Returns. MedCath shall cause income tax returns for the Company to be prepared, at Company expense, and timely filed with the appropriate authorities. As soon as is reasonably practicable, and in any event on or before the expiration of 75 days following the end of each fiscal year, each Member shall be furnished with a statement to be used by him or her in the preparation of his or her individual income tax returns, showing the amounts of any Income or Losses allocated to him or her, and the amount of any distributions made to him or her, pursuant to this Agreement, along with a reconciliation of the annual report with information furnished to investors for income tax purposes.

                                   ARTICLE X

                      MEETINGS AND VOTING RIGHTS OF MEMBERS

         10.1     Meetings.

                  (a) Meetings of the Members of the Company for any purpose may be called by MedCath, the Investor Manager or by Investor Members holding in the aggregate ten percent (10%) of the Membership Interests. Such request shall state the purpose of the proposed meeting and the matters proposed to be acted upon thereat. Such meetings shall be held in the Little Rock, Arkansas area.

                  (b) A notice of any such meeting shall be given by mail, not less than fifteen (15) days nor more than sixty (60) days before the date of the meeting, to each Member at his address as specified in
         Section 12.7. Such notice shall be in writing, and shall state the place, date and hour of the meeting, and shall indicate that it is being issued at or by the direction of MedCath or by the Investor Members, as the case may be. The notice shall state the purpose or purposes of the meeting. If a meeting is adjourned to another time or place, and if any announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting.

                  (c) Each Member may authorize any person or persons to act for him or her by proxy in all matters in which a Member is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or his or her attorney-in-fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

         10.2     Voting Rights of Members.

                  (a) Each Member shall take no part in or interfere in any manner with the control, conduct or operation of the Company, and shall have no right or authority to act for or bind the Company except as provided herein. Votes, to the extent taken, of the Members may be cast at any duly called meeting of the Company. Each Member shall be entitled to the number of votes determined by multiplying one thousand (1,000) by the percentage Membership Interest of such Member.

                  (b)      No Member shall have the right or power to vote to:
         (i) withdraw or reduce his or her contributions to the capital of the Company except as a result of the dissolution of the Company or as otherwise provided by law or this Agreement; (ii) bring an action for partition against the Company; (iii) cause the termination and dissolution of the Company by court decree or otherwise, except as set forth in this Agreement; or (iv) demand or receive property other than cash in return for his or her contribution.

                                   ARTICLE XI

                                   AMENDMENTS

         11.1 Authority to Amend by Managers. Except as otherwise provided by Section 11.2, this Agreement and the Articles of Organization of the Company may be amended by the consent of MedCath and the Investor Manager:

                  (a) To admit additional Members or Substitute Members but only in accordance with and if permitted by the other terms of this Agreement;

                  (b) To preserve the legal status of the Company as a limited liability company under the North Carolina Act or other applicable state or federal laws if such does not change the substance hereof, and the Company has obtained the written opinion of its counsel to that effect;

                  (c) To cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, to clarify any provision of this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement;

                  (d) To satisfy the requirements of the Code and Regulations with respect to limited liability companies or of any Federal or state securities laws or regulations, provided such amendment does not adversely affect the Membership Interests of Members and is necessary or appropriate in the written opinion of counsel. Any amendment under this subsection (e) shall be effective as of the date of this Agreement;

                  (e) To the extent that it can do so without materially reducing the economic return to any Member on his or her investment in the Company, to satisfy any requirements of federal or state legislation or regulations, court order, or action of any governmental administrative agency with respect the operation or ownership of the Hospital;

                  (f)      Intentionally omitted; and

                  (g) Upon written notice to all Members, MedCath may elect to expand the number of Managers up to nine (9) so that the Managers can serve as the governing body of the Hospital. In such event, the Managers shall include, in addition to MedCath or its designee, the president or chief executive officer of the Hospital who shall be designated by MedCath and three (3) additional Managers elected from time to time by the Investor Members one of whom must be the medical director of the hospital. The remaining Managers shall be elected from time to time by MedCath. MedCath may delegate to such governing body such duties and responsibilities of MedCath as MedCath deems necessary or appropriate. Notwithstanding the foregoing, in the event the number of Managers is expanded, the Investor Members shall continue to have the right to elect an Investor Manager who shall be designated to make decisions which are specifically authorized to be made by the Investor Manager under this Agreement and MedCath shall continue to have the right to make decisions with respect to matters which are reserved for MedCath at the time the number of Managers is so expanded.

         11.2 Restrictions on Managers' Amendments; Amendments by Investor Members. Except as provided in Section 11.1, amendments to this Agreement shall be made only upon the consent of a Majority Vote of Members. Except as set forth in this Section 11.2, no amendment shall be made pursuant to Section 11.1 which would materially adversely affect the federal income tax treatment to be afforded each Member, materially adversely affect the interests and liabilities of each Member as provided herein, materially change the purposes of the Company, extend or otherwise modify the term of the Company, or materially change the method of allocations and distributions as provided in Article VI.

         11.3 Amendments to Certificates. In making any amendments to this Agreement, there shall be prepared, executed and filed for recording by MedCath such documents amending the Articles of Organization as required under the North Carolina Act.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 Limited Power of Attorney. Upon the execution hereof, each Member hereby irrevocably constitutes and appoints MedCath and the Investor Manager jointly, and they must act jointly hereunder, his or her true and lawful attorney in his or her name and on his or her behalf to take at any time all such action which MedCath and the Investor Manager is expressly authorized to perform, or which a Member is expressly required to perform, under this Agreement.

         12.2 Waiver of Provisions. The waiver of compliance at any time with respect to any of the provisions, terms or conditions of this Agreement shall not be considered a waiver of such provision, term or condition itself or of any of the other provisions, terms or conditions hereof.

         12.3 Interpretation and Construction. This Agreement contains the entire agreement among the Members and any modification or amendment hereto must be accomplished in accordance with the provisions of Article XI and Article XII. Where the context so requires, the masculine shall include the feminine and the neuter, and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit or expand the scope and intent of this Agreement or any provision thereof. The references to Section and Article in this Agreement are to the Sections and Articles of this Agreement.

         12.4 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, exclusive of its conflict of law rules. Because this Agreement is performable wholly or partly within the State of Arkansas, the parties to this Agreement agree that any legal or equitable action or proceeding with respect to the Agreement, or arising in any manner from the relationships initiated by this Agreement, including, but without limiting the generality of this provision, all tort claims, all contract claims, derivative


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


actions and actions for judicial dissolution pursuant to N.C.G.S. ss.57C-6--02 and all other claims and causes of action of every nature, shall be brought in the courts of the State of Arkansas, Pulaski County or the United States of America for the Eastern District of Arkansas. By execution of this Agreement, the parties hereby submit to such jurisdiction and venue, hereby expressly waiving whatever rights which may have otherwise existed by reason of their present or future domicile. If any such action or proceeding is brought in any court designated herein, the parties further agree that process may be served on the senior administrator of the Hospital, whom the Company and MedCath hereby expressly and irrevocably designate, appoint and empower to receive such service of process for and on their behalf.

         12.5 Partial Invalidity. In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of said Agreement which can be separated from the invalid or unenforceable provision shall continue in full force and effect.

         12.6 Binding on Successors. The terms, conditions and provisions of this Agreement shall inure to the benefit of, and be binding upon the parties hereto and their respective heirs, successors, distributees, legal representatives, and assigns. However, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

         12.7     Notices and Delivery.

                  (a) To Members. Any notice to be given hereunder at any time to any Member, or any document, reports or returns required by this Agreement to be delivered to any Member, may be delivered personally or mailed to such Member, postage prepaid, addressed to him or her at such address as (s)he shall by notice to the Company have designated as his or her address for the mailing of all notices hereunder or, in the absence of such notice, to the address set forth in Article IV hereof. Any notice, or any document, report or return so delivered or mailed shall be deemed to have been given or delivered to such Member at the time it is mailed, as the case may be.

                  (b) To the Company. Any notice to be given to the Company hereunder shall be delivered personally or mailed to the Company, by certified mail, postage prepaid, addressed to the Company at its registered office. Any notice so delivered or mailed shall be deemed to have been given to the Company at the time it is delivered or mailed, as the case may be.

         12.8 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, and the several counterparts taken together shall constitute the Agreement of the Members.

         12.9 Statutory Provisions. Any statutory reference in this Agreement shall include a reference to any successor to such statute and/or revision thereof.

         12.10 Waiver of Partition. Each party does hereby waive any right to partition or the right to take any other action which might otherwise be available to such party for the purpose of


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


severing its relationship with the Company or such party's interest in the Equipment held by the Company from the interests of other Members until the end of the term of both this Company and any successor company formed pursuant to the terms hereof.

         12.11 Change In Law. If due to any new law, rule or regulation, or due to an interpretation or enforcement of any existing law, rule or regulation, counsel with recognized expertise in heath care law reasonably selected by MedCath and by the Investor Manager determines in writing that it is reasonably likely that the relationships established between any of the parties to this Agreement including any of their Affiliates and/or successors or assigns will not comply with any law, rule, regulation or interpretation thereof ("Applicable Law"), then the parties hereto hereby agree first, to negotiate in good faith to restructure the relationships established under this Agreement so as to bring them into compliance with such applicable laws while at the same time preserving the material benefits of each of the parties hereto. In the event that a specific proposal for the restructuring of this Agreement is approved by MedCath and a Majority Vote of Investor Members, such restructured agreement shall become binding upon all Members of the Company. Second, in the event that within forty-five (45) days following the Company's receipt of legal advice in writing from such health care counsel regarding Applicable Law the parties hereto are unable to negotiate an acceptable restructuring of their relationship, then MedCath shall, within the following forty-five (45) day period, purchase the Membership Interests of some or all of the Investor Members whose ownership is involved with such noncompliance with Applicable Law for a purchase price equal to the greater of: (a) the Formula Purchase Price or (b) the amount of the Capital Contribution made by each Member to the Company together with interest thereon computed at the Prime Rate as of the date of this Agreement from the date of such contribution through the date upon which MedCath pays all amounts due under the terms of this Section 12.11. Such purchase price shall be paid in accordance with the Payment Method.

         12.12    Investment Representations of the Members.

                  (a) Each Member or individual executing this Agreement on behalf of an entity which is a Member hereby represents and warrants to the Company and to the Members that such Member has acquired such Member's Membership Interest in the Company for investment solely for such Member's own account with the intention of holding such Membership Interest for investment, without any intention of participating directly or indirectly in any distribution of any portion of such Membership Interest, including an and Economic Interest, and without the financial participation of any other Person in acquiring such Membership Interest in the Company.

                  (b) Each Member or individual executing this Agreement on behalf of an entity which is a Member hereby acknowledges that such Member is aware that such Member's Membership Interest in the Company has not been registered (i) under the Securities Act of 1933, as amended (the "Federal Act"), (ii) under the securities laws of the State of Arkansas, or (iii) under any other State securities laws. Each Member or individual executing this Agreement on behalf of an entity which is a Member further understands and acknowledges that his representations and warranties contained in this Section are being relied upon by the Company and by the Members as the basis for the exemption of the Members' Membership Interest in the Company from the registration requirements of the Federal Act and from the


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

         registration requirements of the Uniform Securities Act and all other State securities laws. Each Member or individual executing this Agreement on behalf of an entity which is a Member further acknowledges that the Company will not and has no obligation to recognize any sale, transfer, or assignment of all or any part of such Member's Membership Interest, including an Economic Interest in the Company to any Person unless and until the provisions of this Agreement hereof have been fully satisfied.

                  (c) Each Member or individual executing this Agreement on behalf of an entity which is a Member hereby acknowledges that prior to his execution of this Agreement, such Member received a copy of this Agreement and that such Member has examined this Agreement or caused this Agreement to be examined by such Member's representative or attorney. Each Member or individual executing this Agreement on behalf of an entity which is a Member hereby further acknowledges that such Member or such Member's representative or attorney is familiar with this Agreement and with the Company's business plans. Each Member or individual executing this Agreement on behalf of an entity which is a Member acknowledges that such Member or such Member's representative or attorney has made such inquiries and requested, received, and reviewed any additional documents necessary for such Member to make an informed investment decision and that such Member does not desire any further information or data relating to the Company or to the Members. Each Member or individual executing this Agreement on behalf of an entity which is a Member hereby acknowledges that such Member understands that the purchase of such Member's Membership Interest in the Company is a speculative investment involving a high degree of risk and hereby represents that such Member has a net worth sufficient to bear the economic risk of such Member's investment in the Company and to justify such Member's investing in a highly speculative venture of this type.

         12.13 Decisions by Investment Manager. Each of the Investor Members hereby authorize the Investor Manager to make the decisions to be made by the Investor Manager hereunder and hereby release and hold harmless the Investor Manager from any and all claims, liabilities, losses or damages which any of them may have now or in the future resulting from any decision made by the Investor Manager hereunder unless due to the gross negligence or willful misconduct of the Investor Manager.

         12.14 Ownership of Shares of MedCath. Each Investor Member agrees that either that he shall not refer patients to the Hospital or he shall not acquire, nor continue to own any of the common shares of MedCath Incorporated to the extent that in the reasonable opinion of health care counsel of MedCath Incorporated, that such ownership, together with referrals of patients to the Hospital, by such Investor Member, would cause or constitute a violation of any federal or state law, rule or regulation.


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


         IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands and seals as of the day and year first above written.

For the purpose of acknowledging and agreeing to be bound by the terms of
Section 5.9 hereof, the undersigned Affiliates of the Investor Member hereby execute this Operating Agreement.

MedCath Incorporated hereby irrevocably and unconditionally guarantees the obligations and liabilities of the Company and/or MedCath of Arkansas, Inc. arising upon their purchase of Membership Interests pursuant to Sections 8.9,
8.10 and 12.11 of this Agreement.


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